SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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[  ]           Soliciting Material under Rule 14a-12

BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in its Charter)

Nicholas J. Swenson
Groveland Capital LLC
Groveland Hedged Credit Fund LLC
Groveland Master Fund Ltd.
Seth G. Barkett
Thomas R. Lujan
James W. Stryker
Ryan P. Buckley
Stephen J. Lombardo III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by Groveland Group

The Groveland Group (as defined herein) issued a press release on March 31, 2015.  A copy of the press release is being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended, by the Groveland Group.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and is soliciting votes for the election of Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as members of the Company’s board of directors (the “Groveland Nominees”).  The Groveland Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card  and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

The “Groveland Group” currently consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett.  Along with the Groveland Group, the following are also participants in the solicitation: James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, and Ryan P. Buckley.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Groveland Group’s definitive proxy statement, as filed with the SEC on March 11, 2015.

For Immediate Release

Groveland Group Says That Now Is the Time for Reform and Positive Change at Biglari Holdings

Urges Shareholders to Vote for Reform NOW by Voting the WHITE Proxy Card

MINNEAPOLIS, March 31, 2015 – Groveland Capital, LLC. (the "Groveland Group") announced today that it has filed a letter with the U.S. Securities and Exchange Commission ("SEC"), saying that now is the time for reform and positive change for shareholders of Biglari Holdings Inc. (NYSE: BH). The entirety of The Groveland Group letter, along with other materials related to the Biglari Holdings proxy contest, is available on the website www.ReformBH.com and on the SEC’s website www.SEC.gov.

The Groveland Group has nominated six independent professionals for the Board of Directors of Biglari Holdings (the “Company” or “BH”) and is soliciting votes from fellow Biglari Holdings’ shareholders for the election of these individuals at Biglari Holdings’ annual meeting, which is scheduled for Thursday, April 9, 2015. The Groveland Group’s six highly qualified and experienced nominees include: Nicholas J. Swenson, James W. Stryker, Thomas R. Lujan, Stephen J. Lombardo, III, Ryan P. Buckley and Seth G. Barkett.

NOW IS THE TIME FOR POSITIVE CHANGE AT BIGLARI HOLDINGS. WE URGE YOU TO VOTE THE WHITE PROXY CARD.

Nick Swenson, Principal and Founder of Groveland Capital, stated: “We believe it is abundantly clear, and a viewpoint shared by two leading proxy advisory firms, that the incumbent board at Biglari Holdings has consistently demonstrated poor corporate governance practices to the detriment of its shareholders. We at Groveland are working hard to assert shareholder interests at Biglari Holdings through this proxy process, and your chance to vote for reform at BH is needed now more than ever.”

Added Mr. Swenson, “It is important to underscore that this proxy contest is the only proxy contest that has taken place at Biglari Holdings since Mr. Biglari assumed control of the Company in 2008. I ask you, what is the likelihood that another opportunity for positive reform will occur in the future? Now is the time for positive change at BH, and your vote can make a difference.”

Highlights of the Groveland Group letter can be found below, which is a review of our transition plan as well as further clarity on the relevant experience of our director nominees. The entirety of Groveland letter is available on the website www.ReformBH.com and on the SEC’s website www.SEC.gov.

-- Summarizing the Reports Issued by Two Leading Proxy Advisory Firms

Recently, two leading proxy advisory firms issued their recommendations regarding this proxy contest. Institutional Shareholder Services (“ISS”) recommended that shareholders WITHOLD on all six incumbent directors because of “repeated failures of governance”. Glass Lewis recommended that shareholders DO NOT VOTE for any of the Company’s six incumbent directors, but VOTE FOR two of Groveland Group’s director nominees: Mr. James W. Stryker and Mr. Stephen J. Lombardo.

While Groveland would have preferred for ISS to have recommended in favor of our slate, and for Glass Lewis to have recommended in favor of our full slate, it is clear that neither advisory firm finds the re-election of the Company’s directors to be desirable. Both proxy advisory firms were UNANIMOUS in recommending that no one should vote in favor of the Company’s nominees.

“This leaves shareholders with a choice regarding our nominees,” said Mr. Swenson, “and we are convinced that shareholders should vote in favor of our full slate. Neither ISS nor Glass Lewis are voting as shareholders in this election, you are. We urge shareholders to not lose sight of the big picture that corporate governance reform and operational improvement at Biglari Holdings is critical. We strongly believe that our plan is sound, thoughtful and strategic, and we are confident that our efforts can drive significant shareholder value at BH.”

Groveland’s Sound Transition Plan

Biglari Holdings may seem like a complex situation. However, we believe the plan needed to drive shareholder value is straight forward.

-- New CEO

●
First and foremost, Groveland believes it is critical to put the right restaurant executive(s) in place. Appointing restaurant veteran Mr. Gene Baldwin as Interim CEO allows the board to gather credible intelligence and make immediate and necessary operational changes, including the reduction of consolidated SG&A expenses and repairing the broken relationship with franchisees and employees.

●
With the assistance of a highly regarded executive search firm, we plan to promptly hire a permanent CEO. We believe we will have a number of well-qualified executives from which to select a Permanent CEO.

-- Groveland’s Operational, Financial and Strategic Review of Biglari Holdings

●	Our new board plans to conduct a thorough but expedient financial, operational and strategic review of all BH businesses, including Steak n Shake, Maxim, Western Sizzlin and First Guard Insurance.
●	We plan to stem Maxim’s significant operating losses in short order.
●	We also plan to test Mr. Biglari’s strategic views for the Company against the judgment of industry experts and the current fact set.

-- Our Short-term Operations Plan: A Pure-Play Restaurant Company for Biglari Holdings

●	Our intent is to return Biglari Holdings (formerly known as Steak n Shake) to a pure-play restaurant company.
●	We believe a pure-play restaurant company can achieve the highest valuation in both the public and private marketplace.
●
Once BH’s investment in the Lion Funds is redeemed, we will (a) ensure that all outstanding and unissued BH shares are retired or become treasury stock and (b) ensure that any shares of Cracker Barrel (Nasdaq: CBRL) held by BH are disposed of in a tax-efficient manner that benefits shareholders.

-- Asserting Shareholder Rights Now Vs. Waiting

●
In regards to minimizing “unintended consequences” related to any potential change in control payments, Groveland has every intention of challenging the Trademark License Agreement (the “License Agreement”) where it can be challenged.

●
In Groveland’s view, the License Agreement represents unjustified entrenchment, and, as we have outlined many times before, it is important to remove the “by Biglari” moniker as quickly as possible to avoid millions of additional royalty payments to Mr. Biglari.

●	Waiting even just one more year to reform BH is expected to cost shareholders at least an additional $20 million of royalty payment accruals to Mr. Biglari.

Groveland’s Director Nominees & Interim CEO

We are confident in the skill sets of each of our director nominees and Interim CEO, as each brings diverse and critical expertise to the boardroom and operations of Biglari Holdings.

-- Groveland Director Nominees

Three of our six director nominees have extensive public company board experience. Our other director nominees have private board experience or have worked with public companies in their respective fields. While Biglari Holdings may seem like a complex situation, we believe our director nominees can simplify the Company’s strategy and operations to drive shareholder value. To that end, we strongly believe that BH will significantly benefit from our combined restaurant, legal, investment banking, turnaround and portfolio management expertise.

●
Mr. Nick Swenson (Portfolio Management/Public Company Executive) brings with him a wealth of experience in how to effectively generate positive results for shareholders. He managed a fund at Whitebox Advisors with approximately $1.6 billion of assets under management (including a number of wholly-owned operating businesses). Mr. Swenson is currently the Chairman and CEO of Air T, Inc. (Nasdaq: AIRT), a public holding company, and serves on two additional public company boards.

●
Mr. Jim Stryker (Restaurant & Finance Executive) brings with him deep financial and accounting expertise that he will use to help the Company improve its operating performance. He is a finance and accounting consultant with over 37 years of senior executive experience in the restaurant industry. He was also a board member of the Audit Committee and Chairman of Diedrich Coffee, Inc. when the public company was successfully sold in 2010. Prior to his restaurant career, Mr. Stryker spent seven years at Price Waterhouse & Co.

●
Mr. Lombardo (Legal, Governance & Restaurant Advisory) brings with him seasoned experience in the restaurant industry, which he will use to help improve the Company’s operations and governance. He is currently General Counsel and Chairman of the Gibsons Restaurant Group, a private restaurant company with over $100 million of sales. Mr. Lombardo is also Of Counsel at the Chicago office of the law firm of Katten Muchin Rosenman LLP where he was a partner from 2007 through January 2015. Mr. Lombardo has advised many restaurant companies in connection with acquisitions and dispositions, private securities offerings, general corporate law, and governance matters.

●
Mr. Tom Lujan (Legal & Internal Investigations Advisory) brings with him legal experience that he will use to help the Company navigate its path through a variety of legal issues. He has very extensive investigative experience within large organizations. He is currently the Principal of Lujan Legal Counsel, LLC, a firm that provides legal counsel and consultation in regards to employment issues, intellectual property protection, corporate compliance, government contract negotiation, and internal investigations.

o
Mr. Lujan served on active duty for 27 years in the United States Army, the last 19 years as a Member of the Judge Advocate General's Corps. Airborne and Ranger qualified, Mr. Lujan’s notable assignments include being the first attorney ever assigned to 1st Special Forces Operational Detachment-Delta (1st SFOD-D)(Delta Force), Staff Judge Advocate (Chief Counsel) United States Army Special Operations Command (USASOC) and Executive Officer to the Chief Judge of the Army. He retains a Top Secret United States Government clearance.

●
Mr. Ryan Buckley (Sell-Side Investment Banking) brings with him expertise in mergers and acquisitions that he will use to help the Company develop a path to maximize shareholder value. He is currently a director of Livingstone Partners LLC, an international investment bank that provides advisory services to both healthy and distressed companies with regard to mergers and acquisitions (M&A) and capital raising transactions. Mr. Buckley has completed over 25 transactions extending across both sell-side and buy-side M&A advisory work, capital raises consisting of senior and junior debt securities, preferred and common equity securities, and the rendering of both fairness and solvency opinions.

●
Mr. Seth Barkett (Portfolio Management/Turnarounds) has deep experience working with company executives to improve operating performance, which he will use to help better position the Company for success. He is currently a portfolio manager for Groveland Capital and generated gross fund returns of 26.9% in 2012, 39.7% in 2013, and 16.5% in 2014. Mr. Barkett spent a large part of his career in the private equity industry where he pursued buyouts, recapitalizations, and corporate restructurings. Mr. Barkett is currently a board member of Air T, Inc. (Nasdaq: AIRT).

-- Interim CEO Gene Baldwin

In addition to our director nominees, Groveland plans to appoint Mr. Gene Baldwin as Interim CEO of Biglari Holdings to assist the new board in implementing our focused restaurant operations reform agenda.

Mr. Baldwin is no stranger to difficult situations. He has successfully served as chief executive officer (CEO), chief financial officer (CFO), chief operating officer (COO) and chief restructuring officer (CRO), and acted as an advisor for numerous companies in many industries. Though Mr. Baldwin’s work spans many industries, he has primarily centered on profit improvement and restructuring assignments in the restaurant industry, including:

●	Interim CRO and CFO for Real Mex restaurants, a privately held 129 unit Mexican chain.

●	Interim CEO for Fazoli’s, a 325 unit privately held quick service Italian chain.

●	Interim CFO for Benihana, a 100 unit publicly held Japanese-themed chain.

●	Interim President & CRO for American Restaurant Group, privately held 82-unit steakhouse chain.

●	CFO for a 130-unit fast food franchisee of Pizza Hut, Long John Silver’s and Grandy’s.

During this career, Mr. Baldwin has designed and deployed reform strategies in over 25 unique and difficult situations in the restaurant industry representing all kinds of stakeholders including restaurant owners, lenders, landlords, franchisees, franchisors and creditors committees. Through his work in these assignments and, as a Director in Deloitte’s Restaurant Consulting practice, Mr. Baldwin has amassed a large network of consultants and strategists that he is able to call upon to assist in a multitude of situations.

Mr. Baldwin commented, “Implementing change at the top of any organization, especially at the CEO and board level, requires strategic planning and excellence in execution. There are proven turnaround strategies and tactics that, when applied carefully, can effectively manage risks associated with a transition. These strategies are proven to work even at an underperforming company with declining operating margins, failed management practices, cash draining capital allocation decisions and dysfunctional relationships with critical stakeholders.”

Added Mr. Baldwin, “With over 25 years of turnaround experience, predominantly in the restaurant space, I have developed a skill-set focused on efficiently improving operating performance while mitigating risks associated with top-level change. I have found that an underperforming company can quickly improve operating performance, starting with a timely and thorough assessment of performance issues through both detailed financial analysis and candid interviews with important stakeholders, including: employees, franchisees, suppliers and lenders. From that assessment, a rapid action plan can be developed and implemented with the full commitment of current management and employees.”

Concluded Mr. Baldwin, “Turnaround plans typically involve eliminating unprofitable non-core business units, reducing operating expenses and streamlining overhead. While a preliminary outline of Groveland’s plan can be gleaned from our shareholder presentation, the specifics of a comprehensive strategy will and must be developed after a thorough assessment process. The nominated directors and I are committed to quickly and efficiently doing a strategic and operational review of Biglari Holdings and focused on improving operating results and driving shareholder value starting April 10.”

Groveland has a sound plan for the Company. BH shareholders deserve the opportunity to reform the Company that they own. Your vote is very important. We urge you to choose reform NOW by voting the WHITE Proxy Card to elect Messrs. Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo, III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett to the board of directors of Biglari Holdings Inc.

The entirety of Groveland Group letter, along with other materials related to the Biglari Holdings proxy contest, is available on the website www.ReformBH.com and on the SEC’s website www.SEC.gov.

VOTE THE WHITE PROXY CARD TO REFORM BIGLARI HOLDINGS.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

D.F. KING & CO., INC.
Shareholders Call Toll-Free:877-283-0325
Banks and Brokers May Call Collect: 212-269-5550

REMEMBER:

We urge you NOT to sign any Blue proxy card sent to you by the Company. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet -- please follow the simple instructions provided on your WHITE proxy card.

About Groveland Capital, LLC

Groveland Capital, LLC. is an Investment Advisor based in Minneapolis, MN. Groveland Capital is nimble advisory focused on unearthing unique investment opportunities. Our insight and global network is complemented by our billion dollar+ fund experience and expertise. Groveland Capital is led by a seasoned team of investment professionals who have continuity, vision and over a decade of experience executing key elements of our investment strategy. Groveland Capital founder and Principal, Nick Swenson, also has significant capital invested in the portfolio, aligning his interests with investors. Our investment strategy is to acquire stakes in undervalued and/or underperforming companies. When necessary, we seek board representation and advocate for improvements in financial performance, capital allocation, and corporate governance for the benefit of all shareholders.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and is soliciting votes for the election of Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as members of the Company’s board of directors (the “Groveland Nominees”). The Groveland Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters. Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

The “Groveland Group” currently consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett. Along with the Groveland Group, the following are also participants in the solicitation: James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, and Ryan P. Buckley. The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the Groveland Group’s definitive proxy statement, as filed with the SEC on March 11, 2015. These materials may be accessed from the SEC's website free of charge.
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Contacts

Investors:
Nick Swenson
Groveland Capital
inquiries@grovelandcapital.com
612-843-4302

D.F. King & Co., Inc.
BHinfo@dfking.com
212-269-5550

Media:
Anthony Giombetti
Gio Public Relations
anthony@giombettipr.com
818-821-7530